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                                                                     EXHIBIT 3.1

                            ARTICLES OF AMENDMENT TO
                        AMENDED ARTICLES OF INCORPORATION
                                       OF
                                    RTW, INC.

         The undersigned, an officer of RTW, Inc., a Minnesota corporation (the "corporation"), hereby certifies that:

         1.       The name of the corporation is RTW, Inc.; and

         2. Pursuant to and in accordance with the provisions of Minnesota Statutes Sections 302A.131 and 302A.402, Subd. 3, the Board of Directors of the corporation duly authorized and approved the following amendment to the corporation's Articles of Incorporation on November 7, 2002:

         RESOLVED, that Article III of the corporation's Amended Articles of Incorporation shall be amended to state, in its entirety, as follows:

                              ARTICLE III - CAPITAL

         The aggregate number of shares that the corporation has authority to issue shall be 17,500,000 shares, which shall have a par value of $.01 per share solely for the purpose of any statute or regulation imposing a tax or fee based upon the capitalization of the corporation, and which shall consist of 12,500,000 common shares and 5,000,000 undesignated shares. The Board of Directors of the corporation is authorized to establish from the undesignated shares, by resolution adopted and filed in the manner provided by law, one or more classes or series of shares, to designate each class or series (which may include but is not limited to designation as additional common shares), and to fix the relative powers, qualifications, restrictions, rights and preferences of each such class or series, including, without limitation, the right to create voting, dividend and liquidation rights and preferences greater than those of common stock.

         Except as expressly amended by the provisions hereof, the terms and provisions contained in the Articles of Incorporation and any previous amendments thereto shall continue in full force and effect.

         IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 7th day of November, 2002.

                                         RTW, Inc.

                                         By /s/ J. Alexander Fjelstad
                                            -----------------------------
                                            Its      CEO
                                            -----------------------------